Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That, pursuant to the authority granted to directors to take action by unanimous written consent without a meeting pursuant to Section 141 of the General Corporation Law of the State of Delaware, the Board of Directors of PEOPLESTRING CORPORATION duly adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

The total number of shares of stock which the corporation shall have authority to issue is one billion one hundred million (1,100,000,000) shares, consisting of (a) one billion (1,000,000,000) shares of Common Stock, par value $0.00001 per share (the “Common Stock”) and (b) one hundred million (100,000,000) shares of Preferred Stock, par value $.0.00001 per share (the “Preferred Stock”).

The Preferred Stock may be divided into such a number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

SECOND: That thereafter, pursuant to resolution of its Board of Directors and as required by statute, the necessary number of stockholders of said corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware did consent in writing in lieu of meeting in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this              day of               2013.

By:

Title:	CEO

Name:	Jerome Kaiser
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